EXHIBIT 10.1

JAKKS Pacific, Inc.
22619 Pacific Coast Highway
Malibu, CA 90265

April 22, 2012

Clinton Group, Inc.
9 West 57th Street, 26th Floor
New York, NY 10019
Attn:	Mr. Joseph A. De Perio
Mr. George E. Hall
Mr. Gregory P. Taxin

Gentlemen:

This letter constitutes the agreement (the "Agreement") among Clinton Group, Inc., a Delaware corporation ("Clinton Group"), on behalf of itself and its affiliated funds, persons and entities, both current and future (collectively, "Clinton"), and JAKKS Pacific, Inc., a Delaware corporation (the "Company").

WHEREAS, the Company and Clinton have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the composition of the board of directors of the Company (the "Board") and other corporate governance matters, as hereinafter described; and

WHEREAS, the Board has authorized the Company to commence a self tender offer to purchase common stock of the Company, par value $0.001 per share (the "Common Stock"), with an aggregate value of at least $80,000,000 at a price per share equal to at least $20.00 per share of Common Stock (the "Tender Offer").

NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1.      (a)       Concurrently herewith, the Board, pursuant to the powers granted to the Board under Article II of the Amended and Restated Bylaws of the Company (the "Bylaws"), has (i) increased the size of the Board by two (such that there are a total of eight members of the Board) and (ii) appointed Peter Reilly to fill one position so created.  In addition, the Board shall appoint one director to fill the second vacancy so created who shall (1) be qualified to serve on the Board under all requirements set forth in the Bylaws, (2) not be employed by or otherwise affiliated with the Company, (3) be otherwise qualified as "independent" in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules, (4) not be an Inside Director or an Affiliated

April 22, 2012

Outside Director as defined in the 2012 ISS Categorization of Directors contained in Institutional Shareholder Services, Inc.'s 2012 U.S. Proxy Voting Summary Guidelines, dated January 31, 2012, and (5) be subject to approval by Clinton, which approval shall not be unreasonably withheld (Peter Reilly, together with such director, the "Appointed Directors"); provided that Clinton approves of the candidate that the parties have discussed being appointed should such candidate be able to serve.  The Company shall, in connection with the 2012 annual meeting of the Company’s stockholders (the "2012 Annual Meeting"), (x) re-nominate each Appointed Director for election as a director, (y) recommend that the Company's stockholders vote in favor of the election of each of the Appointed Directors and (z) solicit proxies in favor of such election and otherwise support each of the Appointed Directors for election in a manner no less favorable than the manner in which the Company supports other nominees for election as director.

(b)           During the Standstill Period (as defined below), the Board shall not increase or decrease the size of the Board from eight members.

(c)           During the Standstill Period (as defined below), Clinton shall (i) publicly support and recommend that the Company's stockholders vote for the election of each of the Board's incumbent nominees for election as a director in connection with the 2012 Annual Meeting, and (ii) cause all Voting Securities (as defined below) that it is entitled to vote at the 2012 Annual Meeting or at any special meeting or for which it is entitled to take action by written consent (in each case, whether held of record or beneficially) to be present for quorum purposes (if applicable) and to be voted (or to grant, withhold or revoke a consent, as the case may be) in favor of the election of each of the Board's incumbent nominees for election as a director.

(d)           If either of the Appointed Directors resigns or is otherwise unable to serve as a director (other than as a result of removal, or the failure to be elected at the 2012 Annual Meeting, by the stockholders of the Company), the Company and Clinton shall select a replacement director, mutually acceptable to the Company and Clinton, which acceptance shall not be unreasonably withheld.

2.           Concurrently herewith, the Board is appointing each Appointed Director to serve on two Committees of the Board, as follows:  Mr. Reilly shall be appointed to the Nominating and Corporate Governance Committee and Audit Committee and the new director selected pursuant to Section 1(a) of this Agreement shall be appointed to the Nominating and Corporate Governance Committee and Compensation Committee.

3.           The senior management team of the Company shall meet with representatives of Oaktree Capital Management, L.P. (“Oaktree”) for a reasonable period of time (it being understood that up to twelve hours is reasonable under the circumstances) and the Company shall provide such documents, information and materials to Oaktree as reasonably requested by Oaktree, to provide it with a reasonable opportunity to conduct diligence on the Company; provided that Oaktree has executed a confidentiality agreement, in reasonable and customary form, with the Company, acceptable to Oaktree and the Company, prior to the earlier of such meeting and the provision of any diligence materials.

April 22, 2012

4.           The Company, with the advice and assistance of Merrill Lynch, Pierce, Fenner & Smith Incorporated or another nationally recognized investment bank, shall use reasonable efforts to commence the Tender Offer no later than May 25, 2012, provided that such commencement may be postponed and/or the Tender Offer may be delayed if (i) in the opinion of such nationally recognized investment bank, market conditions so require or (ii) the Tender Offer would require the disclosure of material, non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Board, in the best interest of the Company (each, a "Grace Period").  In the event the commencement of the Tender Offer is postponed, the Company shall, as promptly as possible following the expiration of such Grace Period, commence the Tender Offer.  The Tender Offer shall provide for a price of at least $20.00 per share of Common Stock.  In the event that the total amount of Common Stock purchased in the Tender Offer is less than $80,000,000, the Company shall promptly conduct subsequent self-tender offers or open market purchases until it has repurchased a minimum of $80,000,000 worth of Common Stock.

5.           As of the date of this Agreement, there is no material, non-public information concerning the Company the disclosure of which is not, in the good faith opinion of the Board, in the best interest of the Company, such that a Grace Period would be imposed if the Tender Offer were to be commenced concurrently herewith.

6.           Except as otherwise set forth in this Agreement, from the date of this Agreement until the earlier of (i) 60 days prior to the date of the Company's 2013 annual meeting of stockholders (the "2013 Annual Meeting") or, if the Company adopts advance notice bylaw provisions, 60 days prior to the last day upon which a notice to the Secretary of the Company of nominations of persons for election to the Board or the proposal of business at the 2013 Annual Meeting would be considered timely under such advance notice bylaw provisions, (ii) 20 days prior to the date, if any, on which Company stockholders must receive notice of a special meeting called in connection with any proposal for a merger or sale of the Company, change in control of the Company, recapitalization, acquisition or disposition by the Company or liquidation of the Company and (iii) 10 business days after such date, if any, that Clinton provides written notice to the Company (specifying the relevant facts) that the Company has materially breached any of its commitments or obligations under this Agreement, except that if such material breach can be cured, the Company shall have 15 business days after the date of such written notice within which to cure its material breach and this clause (iii) shall not apply in the event of such cure (the "Standstill Period"), Clinton shall not and shall cause its associates and Representatives not to:

(a)           effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure (collectively, a "Person") to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission (the "SEC")) to vote any Voting Securities of the Company or consent to any action from any holder of any Voting Securities of the Company or conduct or suggest any binding or nonbinding referendum or resolution or seek

April 22, 2012

to advise, encourage or influence any Person with respect to the voting of or the granting of any consent with respect to any Voting Securities of the Company;

(b)           propose (except as permitted by section 1(c) hereof) or nominate, or cause or encourage any Person to propose or nominate, any candidates to stand for election to the Board, or seek the removal of any member of the Board;

(c)           form, join or otherwise participate in any "partnership, limited partnership, syndicate or other group" (other than any group among some or all of the affiliates of Clinton) within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company) or otherwise act in concert with any Person with respect to the Common Stock (other than affiliates of Clinton);

(d)           seek to call, or to request the call of, or call a special meeting of the stockholders of the Company, or make a request for a list of the Company's stockholders or other Company records;

(e)           otherwise act, alone or in concert with others, to control or seek to control, to seek representation on, or to influence or seek to influence, whether through litigation or otherwise, the management, the Board or the policies of the Company; provided, however, that nothing herein shall prohibit Clinton from complying with legal or regulatory requirements, including, without limitation, the filing of any report or schedule required to be filed with the SEC, and provided further that Clinton, acting alone, may privately communicate its views to the management or the Board;

(f)           request that the Company or any of its Representatives amend or waive any provision of this Section 5; or

(g)           otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

7.           During the Standstill Period, Clinton shall not and shall cause its associates and Representatives not to acquire beneficial ownership of Common Stock in excess of 10% of the Common Stock (for purposes of computing such percentage, the number of shares of Common Stock shall be determined at the time of calculation by reference to the latest available Company filing with the SEC containing such information).

8.           The Company shall issue a press release in the form attached hereto as Exhibit A (the "Press Release") as soon as practicable on or after the date hereof, but in no event later than one business day after the date of this Agreement, and the Company shall file with the SEC a corresponding Form 8-K that includes both the Press Release and this Agreement.

9.           The Company and Clinton each acknowledge and agree that (a) a breach or a threatened breach by either party may give rise to irreparable injury inadequately compensable in

April 22, 2012

damages and accordingly each party shall be entitled to injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, (b) neither party shall plead in defense for any such relief that there would be an adequate remedy at law, (c) any applicable right or requirement that a bond be posted by either party is waived and (d) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.  Each party shall promptly notify the other parties of this Agreement in writing of any breach or threatened breach of this Agreement by such party or its affiliates, associates or Representatives.  In the event of any legal suit, action or proceeding relating to this Agreement before a court of competent jurisdiction, the prevailing party or parties in such legal suit, action or proceeding shall be entitled to reimbursement from the non-prevailing party or parties for the reasonable legal fees and expenses incurred by such party or parties in connection with such legal suit, action or proceeding, including any appeal therefrom.

10.           All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile or by a PDF attachment to an e-mail, or by Federal Express or registered or certified mail, postage pre-paid, return receipt requested, as follows:

If to the Company:
JAKKS Pacific, Inc.
22619 Pacific Coast Highway
Malibu, CA 90265
Attn:	Joel Bennett
Chief Financial Officer and Executive Vice President
Facsimile: (310) 455-6352
E-Mail: joelb@jakks.net

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Alan C. Myers, Esq.
Jonathan J. Lerner, Esq.
Facsimile:	(917) 777-3780 (917) 777-2550
E-Mail:	alan.myers@skadden.com
jonathan.lerner@skadden.com

If to Clinton:
Clinton Group, Inc.
9 West 57th St., 26th Floor
New York, NY 10019
Attn:	Gregory P. Taxin
Joseph A. De Perio

April 22, 2012

Facsimile: (212) 825-0084
E-Mail:	gtaxin@spotlightadvisors.com
jad@clinton.com

with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attn:	Marc Weingarten, Esq.
David Rosewater, Esq.
Facsimile: (212) 593-5955
E-Mail:	marc.weingarten@srz.com
david.rosewater@srz.com

11.           This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

12.           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. The parties hereto each (a) irrevocably and unconditionally consent to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) shall not bring any action relating to this Agreement or otherwise in any court other than the federal or state courts located in Wilmington, Delaware.

13.           Subject to the following sentence, this Agreement contains the entire agreement between Clinton and the Company concerning the subject matter hereof. This Agreement does not supersede or replace the Confidentiality Agreement entered into by and between Clinton Spotlight Master Fund, L.P. and the Company on March 22, 2012, which agreement shall remain in full force and effect with respect to the subject matter thereof.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the express written consent of the other parties. No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby.  Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Clinton acknowledges that the U.S. securities laws prohibit any person who has access to material nonpublic information from trading while in possession of such information or providing that information to others in certain circumstances.

14.           During the Standstill Period, Clinton shall not solicit, cause or encourage others to, make any comments or statements regarding the Company or its current or former officers, directors or employees, which are derogatory or detrimental to, or which disparage any of the

April 22, 2012

Company or its current or former officers, directors or employees.  During the Standstill Period, neither the Company nor any of its officers or directors shall, nor shall any of them solicit, cause or encourage others to, make comments or statements regarding Clinton or any of its partners, officers, directors or employees, which are derogatory or detrimental to, or which disparage, any of them.  The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable fiduciary or legal obligation including, without limitation, (i) those communications that are subject to contractual provisions providing for confidential disclosure and (ii) the filing of any report or schedule that is required by law to be filed with the SEC.

15.           If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto shall replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

16.           Representations:  (a) Clinton hereby represents and warrants to the Company as follows:

(i)           Clinton Group has the corporate power and authority to execute and deliver this Agreement and Clinton has the corporate power and authority to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Clinton Group, constitutes a valid and binding obligation and agreement of Clinton, and is enforceable against Clinton in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.  The execution, delivery of this Agreement by Clinton Group and the  performance of this Agreement by Clinton does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment, or decree applicable to them, or (B) result in any breach or violation of or constitute a default under (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement, contract, commitment, understanding or arrangement to which Clinton is a party or by which Clinton is bound.

(ii)           As of the date of this Agreement, Clinton beneficially owns (as defined in Section 17 below) 1,280,371 shares of Common Stock of the Company.  Exhibit B of this Agreement sets forth an accurate and complete list of the holders of Common Stock beneficially owned by Clinton and its associates and the corresponding number of shares held by each such holder.

(b)           The Company hereby represents and warrants to Clinton as follows:

(i)           The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been

April 22, 2012

duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.  The execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment, or decree applicable to it, or (B) result in any breach or violation of or constitute a default under (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which the Company is bound.

17.      (a) Clinton, for the benefit of the Company and each of the Company's controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (the Company and each such person being a "Company Released Person"), hereby forever waives and releases, and covenants not to sue, any of the Company Released Persons for any and all claims, causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (other than fraud) (collectively, "Claims") based on any event, fact, act, omission, or failure to act by the Company Released Persons, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement and does not extend to acts which are criminal; provided, however, that the foregoing shall not apply to or prohibit Clinton from participating as a class member in a class action lawsuit brought against the Company by an unaffiliated third party.

(b)  The Company, for the benefit of Clinton Group and its controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys and assigns, past and present, in their capacity as such (each such person being a "Clinton Released Person"), hereby forever waives and releases and covenants not to sue, for any Claim based on any event, fact, act, omission or failure to act by such Clinton Released Person, whether known or unknown, occurring or existing prior to the date hereof; provided, however, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, this Agreement and does not extend to acts which are criminal.

18.      (a)  As used in this Agreement, (a) the terms "affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act and shall include Persons who become affiliates or associates of any Person subsequent to the date of this Agreement; (b) the term "Voting Securities" shall mean the shares of the Company's Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such common stock or other securities, whether or not subject to the passage of time or other contingencies; (c) the term "business day" shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed; (d) the

April 22, 2012

term "Representatives" shall mean, with respect to Clinton Group, Clinton's officers, directors, general partners, employees, counsel and financial advisors, and, with respect to the Company, the Company's directors, officers and employees, (e) the term "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended, and (f) the term “beneficial ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act and shall also include ownership, directly or indirectly, through derivative securities.

19.           The Company shall be responsible for reimbursing Clinton, or Peter Reilly, as applicable, for the documented expenses incurred in connection with the travel of Mr. Reilly to California in connection with this Agreement and the contents hereof.

[signature page follows]

April 22, 2012

Very truly yours,

JAKKS PACIFIC, INC.

By:	/s/ STEPHEN BERMAN
Name: Stephen Berman
Title: President and Chief Executive Officer

Accepted and agreed to:

CLINTON GROUP, INC.
on behalf of itself and its affiliates
By:	/s/ JOSEPH DE PERIO
Name: Joseph De Perio
Title: Senior Portfolio Manager

EXHIBIT A

JAKKS Pacific Announces Self-Tender for its Common Stock and Increase in Size of Board pursuant to Agreement with Clinton Group

Malibu, California (April [23], 2012) – JAKKS Pacific, Inc. (NASDAQ:  JAKK) (the “Company”) today announced that its Board of Directors (the “Board”) had taken the following actions:

•
approved, subject to certain conditions, a tender offer to its shareholders to purchase common stock of the Company with an aggregate value of at least $80,000,000 at a price per share equal to at least $20.00 per share.  The Company will use reasonable efforts to commence the self-tender offer no later than May 25, 2012,

•	approved an increase in the number of directors from six to eight,

•
approved the election of Peter Reilly as an independent director to fill one of the new board seats, and his appointment to the Nominating and Corporate Governance Committee and Audit Committee of the Board, and authorized the Company to conduct a search for an additional independent director, and

•
authorized representatives of the Company to meet with Oaktree Capital Management, L.P. (“Oaktree”), and to provide Oaktree with information about the Company, which Oaktree has requested of the Company, subject to execution of a customary confidentiality agreement.

The Company also announced that it entered an agreement with Clinton Group, Inc. and its affiliated funds (“Clinton Group”) which provides for the foregoing actions.  Clinton Group agreed to certain standstill restrictions until 60 days prior to the 2013 annual meeting of the Company's stockholders, and agreed to support and vote for the incumbent Board of Directors of the Company (the “Board”) at the 2012 annual meeting of the Company’s stockholders and, until the expiration of the standstill period, in connection with any special meeting or written consent solicitation.  As part of the Agreement with Clinton Group the Company also agreed that the new additional independent director would be subject to Clinton Group’s reasonable approval.

“The self-tender approved by the Board is responsive to requests by many of our shareholders that the Company use part of its large cash balances to repurchase its shares, and the addition of new independent directors is also responsive to shareholders’ interests,” said Stephen Berman, the Company’s Chief Executive Officer, President, Secretary and Director.  “The Board and management remain committed to their goal of maximizing shareholder value.”

The Company noted that it has not commenced the self-tender offer, and that the description of the tender offer contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company.  There can be no assurance that any tender offer will be commenced or if commenced that it will be consummated.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world.  JAKKS' diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots® and Disguise™.  JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®.
www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”)) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses.  The cautionary statements provided above are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act for any such forward-looking information.

Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.  The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

Contact:

JAKKS Pacific, Inc.
Joel Bennett
(310) 455-6210

EXHIBIT B

Beneficial Ownership List

Clinton Magnolia Master Fund, Ltd. (“Magnolia”)
268,419

Clinton Retail Opportunity Partnership, L.P. (“CROP”)
544,044

Clinton Spotlight Master Fund, L.P. (“SPOT”)
467,908